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EXHIBIT 99.1

April 29, 2004

Dow Reports Substantial Earnings Improvement
for the First Quarter of 2004

First Quarter of 2004 Highlights

•
Sales were $9.3 billion, up 15 percent from first quarter 2003 sales of $8.1 billion and a new quarterly record, reflecting an 8 percent increase in price and a 7 percent increase in volume.

•
Significant price, volume and productivity improvements were achieved in the first quarter, more than offsetting an increase of nearly $100 million in feedstock and energy costs above the very high levels of a year ago.

•
Net income rose to $469 million, a six-fold increase compared with $76 million a year ago.

•
Dow reported earnings of $0.50 per share, compared with $0.08 per share a year ago.

	3 Months Ended March 31
(In millions, except for per share amounts)
	2004	2003
Net Sales	$9,309	$8,081
Net Income	469	76
Earnings Per Common Share	0.50	0.08
Before Cumulative Effect of Change in Accounting Principle:
Income	$469	$85
Earnings Per Common Share	0.50	0.09

Review of First Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $9.3 billion for the first quarter of 2004, compared with $8.1 billion a year ago, an increase of 15 percent and a quarterly record. Net income was $469 million, and earnings per share were $0.50, both a six-fold increase from last year.

Volume increased 7 percent and prices increased 8 percent, more than offsetting a nearly $100 million increase in feedstock and energy costs above the very high levels of a year ago. Volume growth was particularly strong in Asia Pacific and Latin America. First quarter EBIT* was favorably impacted by joint venture performance. Results also included the impact of charges related to ongoing restructuring activities.

"Significant productivity improvements were achieved in the first quarter, continuing to build on the structural cost reductions of 2003," said J. Pedro Reinhard, executive vice president and chief financial officer. "Broad-based economic recovery in the first quarter resulted in increased volume in all operating segments and geographic areas. In fact, this was the first time that year-over-year volume increases were achieved in all operating segments since the second quarter of 2000."

In the Performance Plastics segment, sales increased 17 percent with strong volume in a number of end-use applications and across all businesses, with the largest growth in Polyurethanes and Epoxy Products & Intermediates. Dow Automotive sales grew substantially more than the industry through increased position at key accounts, particularly with customers in Europe.

Performance Chemicals sales increased 15 percent with higher volume and prices. Dow Latex posted a double-digit increase in sales, compared with a year ago, due to improved paper industry demand from advertising, magazines and packaging. Specialty Polymers volume was up 7 percent, compared with a year ago, reflecting increased demand for FilmTec reverse osmosis membrane elements, Methocel cellulose ethers and specialty chemicals of ANGUS Chemical Company.

The Agricultural Sciences segment had another record first quarter for both sales and EBIT, with sales up 20 percent and EBIT up more than 75 percent, compared with the first quarter of 2003. Volume increased in all geographic areas, led by Latin America and Europe. Florasulam cereal herbicide, launched in 2000, continued to show substantial volume gains, while insecticides growth was led by strong performance from spinosad insect control products.

The basics segments posted significant improvement, with more than a 200 percent increase in EBIT, reflecting improved industry supply/demand balances.

In the Plastics segment, sales increased 13 percent, and some margin restoration was achieved through effective price/volume management. Polyethylene recorded a double-digit increase in sales due to improved prices and sustained demand around the world. Dow customers who convert polyethylene into stretch film for packaging reported improving business conditions.

In the Chemicals segment, sales rose 22 percent compared with the same quarter of last year. Ethylene glycol volume increased by more than 25 percent compared with a year ago, due primarily to increased demand for polyester fiber in Asia Pacific. Vinyl chloride monomer profitability improved as industry operating rates increased.

"Dow employees continue to stay focused on the Company's financial improvement program, with specific concentration on price/volume and cost management, and ongoing restructuring—the factors which we can control," said Reinhard. "While volume gains make us more confident that industry conditions are improving, one must be mindful that historically high levels of feedstock and energy costs are still an issue affecting further margin restoration. The focus on improving earnings and financial strength will continue, and we are on our way to make 2004 a better year for Dow."

* Earnings before interest, income taxes and minority interests ("EBIT"). Reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided following the Operating Segments and Geographic Areas table.

Upcoming Webcasts:

•
Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10 a.m. EDT on www.dow.com.

•
Dow will host a live Webcast of its Annual Meeting of Stockholders on Thursday, May 13, at 2 p.m. EDT on www.dow.com.

About Dow

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

THE DOW CHEMICAL COMPANY—1Q04 EARNINGS
FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	March 31, 2004	March 31, 2003
Net Sales	$9,309	$8,081

Cost of sales	7,907	7,163
Research and development expenses	251	237
Selling, general and administrative expenses	363	355
Amortization of intangibles	29	15
Equity in earnings of nonconsolidated affiliates	140	39
Sundry income (expense) — net	(28)	(6)
Interest income	18	20
Interest expense and amortization of debt discount	186	215

Income before Income Taxes and Minority Interests	703	149

Provision for income taxes	204	47
Minority interests' share in income	30	17

Income before Cumulative Effect of Change in Accounting Principle	469	85

Cumulative effect of change in accounting principle (Note B)	—	(9)

Net Income Available for Common Stockholders	$469	$76
Share Data
Earnings before cumulative effect of change in accounting principle per common share — basic	$0.50	$0.09
Earnings per common share—basic	$0.50	$0.08
Earnings before cumulative effect of change in accounting principle per common share—diluted	$0.50	$0.09
Earnings per common share—diluted	$0.50	$0.08
Common stock dividends declared per share of common stock	$0.335	$0.335
Weighted-average common shares outstanding — basic	931.7	914.6
Weighted-average common shares outstanding — diluted	943.2	917.7

Depreciation	$462	$433

Capital Expenditures	$201	$223

Notes to the Consolidated Financial Statements:

Note A:
The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:	On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of adoption was a charge of $9 million (net of tax of $5 million).

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

In millions (Unaudited)	March 31, 2004	Dec. 31, 2003
Assets
Current Assets
Cash and cash equivalents	$1,926	$2,392
Marketable securities and interest-bearing deposits	47	42
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables — 2004: $124; 2003: $118)	4,200	3,574
Other	2,180	2,246
Inventories	4,325	4,050
Deferred income tax assets — current	554	698

Total current assets	13,232	13,002

Investments
Investment in nonconsolidated affiliates	1,906	1,878
Other investments	2,013	1,971
Noncurrent receivables	195	230

Total investments	4,114	4,079

Property
Property	40,783	40,812
Less accumulated depreciation	26,847	26,595

Net property	13,936	14,217

Other Assets
Goodwill	3,213	3,226
Other intangible assets (net of accumulated amortization — 2004: $424; 2003: $406)	585	579
Deferred income tax assets — noncurrent	4,200	4,113
Asbestos-related insurance receivables — noncurrent	1,117	1,176
Deferred charges and other assets	1,485	1,499

Total other assets	10,600	10,593

Total Assets	$41,882	$41,891

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$221	$258
Long-term debt due within one year	1,084	1,088
Accounts payable:
Trade	3,112	2,843
Other	2,112	2,041
Income taxes payable	249	212
Deferred income tax liabilities — current	252	241
Dividends payable	317	331
Accrued and other current liabilities	2,200	2,520

Total current liabilities	9,547	9,534

Long-Term Debt	11,799	11,763

Other Noncurrent Liabilities
Deferred income tax liabilities — noncurrent	1,135	1,124
Pension and other postretirement benefits — noncurrent	3,545	3,572
Asbestos-related liabilities — noncurrent	1,739	1,791
Other noncurrent obligations	3,245	3,556

Total other noncurrent liabilities	9,664	10,043

Minority Interest in Subsidiaries	393	376

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	33	8
Unearned ESOP shares	(30)	(30)
Retained earnings	10,149	9,994
Accumulated other comprehensive loss	(1,629)	(1,491)
Treasury stock at cost	(1,497)	(1,759)

Net stockholders' equity	9,479	9,175

Total Liabilities and Stockholders' Equity	$41,882	$41,891

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended
In millions (Unaudited)	March 31, 2004	March 31, 2003
Operating segment sales
Performance Plastics	$2,164	$1,847
Performance Chemicals	1,576	1,371
Agricultural Sciences	924	768
Plastics	2,234	1,974
Chemicals	1,276	1,049
Hydrocarbons and Energy	1,059	959
Unallocated and Other	76	113

Total	$9,309	$8,081

Operating segment EBIT (1)
Performance Plastics	$191	$136
Performance Chemicals	142	122
Agricultural Sciences	231	130
Plastics	307	137
Chemicals	173	34
Hydrocarbons and Energy	(1)	(21)
Unallocated and Other	(172)	(194)

Total	$871	$344

Geographic area sales
United States	$3,471	$3,103
Europe	3,448	2,997
Rest of World	2,390	1,981

Total	$9,309	$8,081

(1)
The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the business and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided below:

	Three Months Ended
	March 31, 2004	March 31, 2003
EBIT	$871	$344
Interest income	18	20
Interest expense and amortization of debt discount	186	215
Provision for income taxes	204	47
Minority interests' share in income	30	17
Cumulative effect of change in accounting principle	—	(9)

Net Income Available for Common Stockholders	$469	$76

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended March 31, 2004
Percentage change from prior year	Volume	Price	Total
Operating segments
Performance Plastics	11%	6%	17%
Performance Chemicals	8%	7%	15%
Agricultural Sciences	14%	6%	20%
Plastics	1%	12%	13%
Chemicals	8%	14%	22%
Hydrocarbons and Energy	7%	3%	10%

Total	7%	8%	15%

Geographic areas
United States	6%	6%	12%
Europe	5%	10%	15%
Rest of World	11%	10%	21%

Total	7%	8%	15%

End of Dow Chemical 1Q04 Earnings Release

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Dow Reports Substantial Earnings Improvement